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PARADIGM HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)
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WE ARE NOT ASKING YOU FOR A PROXY
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Definitive Information Statement
Dated: June 26, 2007

PARADIGM HOLDINGS, INC.
9715 Key West Avenue, Third Floor
Rockville, Maryland 20850
(301) 468-1200
INFORMATION STATEMENT

This information statement (the “Information Statement”) is furnished to the shareholders of Paradigm Holdings, Inc., a Wyoming corporation (the “Company”), with respect to certain corporate actions of the Company. This information is first being provided to shareholders on or about June 26, 2007.

The corporate actions involves two (2) proposals (the “Proposals”):

1. To approve an amendment to the Company’s Articles of Incorporation to authorize 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company; and

2. To elect five (5) directors of the Company.

ONLY THE COMPANY’S SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MAY 3, 2007 (THE “RECORD DATE”) ARE ENTITLED TO NOTICE OF THE PROPOSALS. PRINCIPAL SHAREHOLDERS WHO, AS OF THE RECORD DATE, COLLECTIVELY HELD IN EXCESS OF 50% OF THE COMPANY’S 19,019,871 ISSUED AND OUTSTANDING SHARES ENTITLED TO VOTE ON THE PROPOSALS HAVE VOTED IN FAVOR OF THE PROPOSALS. AS A RESULT, THE PROPOSALS ARE APPROVED WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHAREHOLDERS OF THE COMPANY. THIS ACTION IS EXPECTED TO BE TAKEN NOT LESS THAN TWENTY (20) DAYS FROM THE MAILING OF THIS INFORMATION STATEMENT, BUT AS SOON THEREAFTER AS PRACTICABLE.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Peter B. LaMontagne
Peter B. LaMontagne,
President, Chief Executive Officer,
Chief Operating Officer and Director

Rockville, Maryland
June 26, 2007

i

i

PARADIGM HOLDINGS, INC.
9715 Key West Avenue, Third Floor
Rockville, Maryland 20850
(301) 468-1200
_____________________

INFORMATION STATEMENT
June 26, 2007
_________________________

This Information Statement (the “Information Statement”) contains information related to certain corporate actions of Paradigm Holdings, Inc., a Wyoming corporation (the “Company”), and is expected to be mailed to shareholders on or about June 26, 2007.

ABOUT THE INFORMATION STATEMENT

What is the purpose of the information statement?

This Information Statement is being provided pursuant to Section 14 of the Securities Exchange Act of 1934 to notify the Company’s shareholders as of the close of business on May 3, 2007 (the “Record Date”) of corporate action taken pursuant to the consents or authorizations of principal shareholders. Shareholders holding a majority of the Company’s outstanding common stock have acted upon certain corporate matters outlined in this Information Statement, consisting of the approval of an amendment to the Company’s Articles of Incorporation to authorize 10,000,000 shares of preferred stock and to elect five (5) directors of the Company.

Who is entitled to notice?

Each holder of an outstanding share of common stock of record on the close of business on the Record Date will be entitled to notice of each matter voted upon pursuant to consents or authorizations. Shareholders as of the close of business on the Record Date that held in excess of fifty percent (50%) of the Company’s 19,019,871 issued and outstanding shares of common stock have voted in favor of the Proposals. Under Wyoming corporate law, all the activities requiring shareholder approval may be taken by obtaining the written consent and approval of more than 50% of the holders of voting stock in lieu of a meeting of the shareholders. No action by the minority shareholders in connection with the proposal is required.

What corporate matters did the principal shareholders vote for and how did they vote?

Shareholders holding a majority of the outstanding stock have voted for the following matters:

•	For the approval of an amendment to the Company’s Articles of Incorporation to authorize 10,000,000 shares of the Company’s preferred stock. (See page 4.)

•	For the election of five (5) directors of the Company. (See page 6.)

What vote is required to approve the proposals?

Authorize shares of preferred stock. For the Proposal to approve of an amendment to the Company’s Articles of Incorporation to authorize 10,000,000 shares of the Company’s preferred stock, the affirmative vote of a majority of the shares of common stock outstanding on the Record Date, or 9,528,956, was required for approval. Shareholders holding in excess of 9,528,956 shares have voted for the approval of the amendment.

Election of Directors. For the Proposal to elect five (5) directors of the Company, a plurality of the shares of common stock was required for the approval of the Proposal. Because a majority of the outstanding shares of common stock have voted in favor of this proposed slate of directors, this Proposal is approved.

The shareholders that have voted in favor of the Proposals and the number of shares of common stock within their voting control as of the Record Date (May 3, 2007) are described below. These shareholders have 73.31% of the shares of common stock. Accordingly, these shareholders had sufficient shares to approve all of the Proposals.

Shareholders Who Intend To Vote In Favor Of The Proposals

The table below indicates the holders of shares of the Company’s common stock that have voted in favor of the Proposals.

SHAREHOLDER	COMMON SHARES OWNED	PERCENTAGE OWNERSHIP OF COMMON STOCK(1)
Raymond A. Huger	10,594,719	55.70% (2)
Harry Kaneshiro	3,350,000	17.61%
	13,944,719	73.31%

________________

(1)	Applicable percentage of ownership is based on 19,019,871 of common stock outstanding as of May 3, 2007.

(2)
Pursuant to the terms and conditions set forth in that certain Voting Agreement, dated February 23, 2007, by and between the Company and Ray Huger, Mr. Huger appointed the Company as Mr. Huger’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent the number of shares which limits Mr. Huger’s remaining voting to a maximum of 49%.

STOCK OWNERSHIP

Beneficial Owners

As of May 3, 2007, other than the persons identified below, no person owned beneficially more than five percent (5%) of the Company’s common stock. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. There are no other classes or series of capital stock outstanding. As of May 3, 2007, the Company had 19,019,871 shares of common stock outstanding.

Security Ownership of Certain Beneficial Owners, Including Officers, Directors of 5% or more of our Common Stock
Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(2)
Common Stock	Raymond Huger	10,594,719	55.70% (3)
Stock Options	Peter LaMontagne	166,667	0.87%
Stock Options	Richard Sawchak	200,000	1.04%
Stock Options	Francis Ryan	40,000	0.21%
Stock Options	John Moore	40,000	0.21%
Stock Options	Edwin Avery	40,000	0.21%
Common Stock/Stock Options	Harry Kaneshiro	3,450,000	18.04%
	All Directors and Executive Officers as a Group	14,531,386	76.28%

________________

(1)	Unless otherwise indicated, the address of each person listed above is the address of the Company, 9715 Key West Avenue, Third Floor, Rockville, Maryland, 20850.

(2)
Applicable percentage of ownership is based on 19,019,871 shares of common stock outstanding as of May 3, 2007 together with securities exercisable or convertible into shares of common stock within 60 days of May 3, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of May 3, 2007 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Pursuant to the terms and conditions set forth in that certain Voting Agreement, dated February 23, 2007, by and between the Company and Ray Huger, Mr. Huger appointed the Company as Mr. Huger’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent the number of shares which limits Mr. Huger’s remaining voting to a maximum of 49%.

PROPOSAL 1 - AMENDMENT TO THE ARTICLES OF INCORPORATION
TO AUTHORIZE SHARES OF PREFERRED STOCK

The first proposal relates to an amendment to the Company’s Articles of Incorporation to authorize 10,000,000 shares of preferred stock. The power to determine the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock shall be vested with the Board of Directors under the proposed amendment.

Purpose of Authorizing Shares of Preferred Stock

The Company’s Board of Directors believes that it is desirable to have authorized shares of preferred stock available for possible future financings, possible future acquisition transactions and other general corporate purposes. The Company’s Board of Directors believes that having authorized shares of preferred stock available for issuance in the future should give the Company greater flexibility, as the voting powers, designations, preferences and rights of the shares of preferred stock, as well as the issuance of such shares of preferred stock may be established without the expense and delay of a special shareholders’ meeting. Although such issuance of preferred shares with respect to future financings and acquisitions would dilute existing shareholders if the shares are convertible into shares of common shares, the Board of Directors believes that such transactions would increase the value of the Company to its shareholders.

The amendment to the Company’s Articles of Incorporation shall be filed with the Wyoming Secretary of State so that Article Six of the Articles of Incorporation shall be as follows:

ARTICLE SIX - AUTHORIZED SHARES

“The Corporation shall have the authority to issue Fifty Million (50,000,000) shares of Common Stock, $0.01 par value per share and Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share. The Board of Directors is expressly vested the authority to determine and establish, from time to time by duly adopted resolution, the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock .”

There are certain advantages and disadvantages of voting for the authorization of shares of preferred stock. The advantages include:

•	The ability to raise capital by issuing preferred stock under possible financing transactions, if any.

•	To have shares of preferred stock available to pursue business expansion opportunities, if any.

The disadvantages include:

•	Dilution to the existing shareholders, which could cause the market price of our stock to decline.

•
The issuance of authorized but unissued preferred stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Company’s Board of Directors, at that time. A takeover may be beneficial to independent shareholders because, among other reasons, a potential suitor may offer such shareholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

PROPOSAL 2 - ELECTION OF DIRECTORS

Directors Standing for Election

The Board of Directors of the Company consists of seven (7) seats. Each director holds office until the first annual meeting of shareholders following their election or appointment and until their successors have been duly elected and qualified.

The nominees for directors are Raymond A. Huger, Peter B. LaMontagne, Francis X. Ryan, John A. Moore and Edwin M. Avery for election as directors. The nominees for directors have previously served as members of the Board of Directors of the Company and have consented to serve such term.

Directors Standing For Election

Raymond A. Huger, Chairman of the Board - Mr. Huger has more than 30 years of experience in business management, information technology, and sales/marketing and technical support services. He established PSC in 1991 following a very successful 25-year career with IBM, beginning as a Field Engineer and holding a variety of challenging technical support, sales/marketing and executive management positions. Prior to his early retirement from IBM, he was a Regional Manager, responsible for the successful operations of several IBM Branch offices that generated over $500 million dollars in annual revenue. His experience and understanding of technology allowed him to develop solid business value propositions for PSC and its Paradigm Solutions International division. Mr. Huger has a Bachelor’s Degree (BA) from Bernard Baruch College and a Master’s Degree (MBA) from Fordham University.

Mr. Huger’s Prior Five Year History:	2004 - 2006	Chairman & CEO, Paradigm Holdings, Inc.
	1991 - 2004	President & CEO, Paradigm Solutions Corp.

Peter B. LaMontagne, President, Chief Executive Officer and Chief Operating Officer - Mr. LaMontagne is a seasoned executive with 17 years of National Security and technology solutions experience in the federal and commercial marketplace. From April 1999 through May 2006, Mr. LaMontagne had served as a Senior Vice President at ManTech International Corporation, an information technology provider to the federal government with annual revenues of approximately $1 billion. While at ManTech, he played a lead role in strategic planning, acquisitions and execution of the company’s growth strategy, including supporting the IPO and follow-on offering in 2002. Most recently, he served as Senior Vice President of ManTech Information Systems and Technology where he had P&L responsibility for a government wide practice area focused on information assurance and information technology systems life cycle management. Prior to joining ManTech, Mr. LaMontagne served as a U.S. Foreign Service Officer, specializing in East Asian political and economic affairs. He graduated magna cum laude from Bowdoin College in Brunswick, Maine where he majored in Government/Legal Studies and Classics.

Mr. LaMontagne’s Prior Five Year History:	2006 - Present	President & COO, Paradigm Holdings, Inc.
	1999 - 2006	Senior Vice President, ManTech International Corporation

Francis X. Ryan, Board Member - Mr. Ryan has over twenty years experience in managing private and public companies at the executive level. Currently he is President of F. X. Ryan & Assoc. Management Consulting firm specializing in turnarounds, workouts, crisis management, strategic planning, and working capital management. He has extensive experience in business process redesign. Prior to joining the Company’s board, Mr. Ryan was the Central Command Special Operations Officer for Operation Enduring Freedom, has served in Iraq and is currently retired from the U.S. Marine Corps at the rank of Colonel. Mr. Ryan is a highly regarded expert speaker in the fields of Corporate Governance and Sarbanes-Oxley regulations. Mr. Ryan has held positions as Chief Operating Officer and Executive Vice President, and Chief Financial Officer for manufacturers and high technology companies. Mr. Ryan currently serves as a board member for the following organizations: Horne International, Inc. (also Chairman, Audit Committee); St. Agnes Hospital (also Chairman, Audit Committee), Baltimore, MD; Good Shepherd Center, Baltimore, MD, Fawn Industries, and Carrollton Banc Corp. Mr. Ryan received his M. B. A. Finance, from the University of Maryland, and holds a B.S. in Economics from Mt. St. Mary’s College, where he graduated summa cum laude. Mr. Ryan also holds a C. P. A. from the State of Pennsylvania.

Mr. Ryan’s Prior Five Year History:	1991 - Present	President, F.X. Ryan & Associates

John A. Moore, Board Member - Mr. Moore has more than 30 years experience in private and public company management for information technology firms. He is the former Executive Vice President and CFO of ManTech International and was directly involved in taking ManTech public in 2002 as well as facilitating a secondary offering. Mr. Moore has extensive experience in strategic planning, corporate compliance, proposal preparation and pricing and SEC reporting. He has a deep knowledge of federal government contracting and financial management. Mr. Moore has served on the Boards of Directors for ManTech International (MANT) and GSE Systems Inc. (GVP). Mr. Moore is a current member of the Board of Visitors for the University of Maryland’s Smith School. Mr. Moore has an MBA from the University of Maryland and a B.S. in accounting from LaSalle University.

Mr. Moore’s Prior Five Year History:	1994 - 2003	EVP & CFO, ManTech International Corporation

Edwin Mac Avery, Board Member - Mr. Avery has 30 years of diverse experience in leading organizations through every lifecycle phase: form start-up to change and revitalization, to turnaround and accelerated growth. His background includes expertise in business development, finance, capital management and regulatory issues. As the Managing Partner of Avery and Company, a client services firm specializing in project design, management, funding and mergers and acquisitions in the energy and technology sectors, he directed minerals leasing of over 50,000 acres of land in seven western states. Mr. Avery initiated or participated in oil and gas operations in six states with over 50 wells drilled. He also represented US energy companies, from small area operators to majors, in over $40 million of divestitures, and mergers and acquisitions activities. Mr. Avery has served as a corporate member on the Boards of Directors of the following corporations: TangibleData Inc., Duplication Technology Inc., Horizon Petroleum Corporation, Pioneer Resources, Inc. and Lincoln Investment Corporation.

Mr. Avery’s Prior Five Year History:	2002 - 2004	Assistant to the Vice Chancellor, University of Colorado
	1999 - 2001	Corporate Development Officer, TangibleData, Inc.

	1991 - 1999	Managing Partner, Avery & Company

Family Relationships

There is no family relationship between any of our officers or directors.

Code Of Ethics

We adopted a Code of Ethics applicable to our entire executive team, which is a “code of ethics” as defined by applicable rules of the SEC. Our Code of Ethics was filed as an Exhibit to a registration statement on Form SB-2 dated February 11, 2005. If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our chief executive officer, chief financial officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a Current Report on Form 8-K filed with the SEC.

Compliance With Section 16(a) Of The Securities Exchange Act

Section 16(a) of the Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on information provided to the Company, we believe that all of the Company’s directors, executive officers and persons who own more than 10% of our common stock were in compliance with Section 16(a) of the Exchange act of 1934 during the last fiscal year.

Executive Compensation

Compensation Discussion And Analysis

Below is a narrative on Paradigm’s compensation for our named executive officers and should be read in conjunction with the compensation tables and related narrative descriptions contained herein.

The Compensation Committee of our Board of Directors (the “Committee”) is responsible for formulating and administering compensation policies for the named executive officers of the Company. Paradigm’s compensation policy is designed to attract, motivate and retain qualified key executive critical to Paradigm’s success. It is the objective of Paradigm to have a portion of each executive’s compensation dependent upon Paradigm’s performance as well as upon the executive’s individual performance. Accordingly, each executive officer’s compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus payable in cash and tied to the achievement of certain annual performance goals and (iii) stock options which are designed to align the long-term interests of the executive officer with those of Paradigm’s stockholders. Management may provide recommendation to the Committee on the compensation packages to be offered to the named executive’s officers of the Company; however, the final decisions are made by the Committee.

The Committee considers the total compensation of each executive officer in establishing each element of compensation. All incentive compensation plans are reviewed at least annually to assure they meet the current strategies and needs of Paradigm.

The summary below describes in more detail the factors that the Committee considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

Base salary ranges are established based on benchmark data from nationally recognized surveys of similar information technology companies that compete with Paradigm for executive officers and Paradigm’s research of peer companies. Each executive officer’s base salary is established on the basis of the individual’s qualifications and relevant experience.

Variable Bonus

The Committee believes that a substantial portion of the annual compensation of each executive should be in the form of variable incentive pay to reinforce the attainment of Paradigm’s goals. The Incentive Plan rewards achievement of specified levels of corporate revenues and profitability. A pre-determined formula, which takes into account revenues and profitability against the annual plan approved by the Board of Directors, is used to determine the bonus award. The individual executive officer’s bonus award is based upon discretionary assessment of each officer’s performance during the prior fiscal year.

Long-Term Compensation

Long-term incentives are provided through stock options to executive officers and other employees under the Company’s stock plans. Because of the direct relationship between the value of share-based compensation and the stock price, the Compensation Committee believes that share-based compensation motivates executive officers to manage the Company in a manner that is consistent with stockholder interests. Share-based compensation is intended to focus the attention of the recipient on the Company’s long-term performance, which the Company believes results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earning potential. To this end, the Company expects future stock option grants to generally vest and become fully exercisable over a three-year period. However, the Board has authority to grant share-based compensation with differing vesting periods. The principal factors considered in granting share-based compensation to executive officers of the Company include prior performance, level of responsibility, other compensation and the executive officer’s ability to influence the Company’s long-term growth and profitability. However, the Company’s stock plan does not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

Termination

The named executive officers will generally receive three to six months of salary, except for Mr. Sawchak who has a specific employment contract which would pay approximately one year of salary and benefits, as severance upon termination in accordance with the employment agreements and/or offer letters approved by the Committee and signed by the named executive officers unless the Committee approves otherwise.

The following table shows all the cash and non-cash compensation earned by the Company’s named executive officers during the fiscal year ended December 31, 2006. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the table below, were paid to these executive officers during fiscal year 2006.

SUMMARY COMPENSATION TABLE

		Salary	Bonus	Stock Awards(6)	Option Awards(7)	All Other Compensation(8)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Raymond Huger(1)	2006	$418,912	--	--	--	$503,910	$922,822
Chief Executive Officer

Richard Sawchak
Senior Vice President and	2006	$212,014	--	--	--	$6,957	$218,971
Chief Financial Officer

Peter LaMontagne(2)
President and Chief	2006	$198,087	--	--	$147,081	$13,521	$358,689
Operations Officer

Harry Kaneshiro	2006	$320,091	--	--	--	$28,560	$348,651
Executive Vice President

Thomas Kristofco(3)	2006	$220,000	--	$373,333	--	$8,621	$601,954
Senior Vice President

Frank Jakovac(4)	2006	$129,057	--	--	--	$404,385	$533,442
President and Chief
Operations Officer

Lori Ermi(5)	2006	$71,737	--	--	--	$52,714	$124,451
Vice President and
Chief Administration Officer

________________

(1)
Mr. Huger stepped down as Chief Executive Officer of the Company effective December 31, 2006. Pursuant to the terms of his separation agreement, he will receive twelve months of monthly base salary of $34,909, monthly executive car allowance of $1,167 and COBRA as severance. He began receiving monthly payment of $39,358 in January 2007 and such payments will continue until December 2007.

(2)
Mr. LaMontagne was hired on May 15, 2006. His annual salary approved by the Compensation Committee is $315,000 with an opportunity to earn an annual achievement bonus of $120,000 a year to be evaluated and paid annually. He did not receive any bonus for fiscal year 2006. In addition, the Compensation Committee of the Board granted options to acquire 500,000 shares of common stock to Mr. LaMontagne with three-year vesting period during fiscal year 2006.

(3)	Mr. Kristofco’s employment with Paradigm Holdings, Inc. ended on February 28, 2007 when the divestiture of the Company’s commercial business was completed. No severance was paid.
(4)
Mr. Jakovac resigned from the Company effective April 28, 2006. Pursuant to the terms of his employment agreement, he received three months of monthly base salary of $32,264 and five months of COBRA and additional settlement amount of $315,000 based on an agreement reached in 2007 as severance. He will receive the $315,000 in three installments payable in February, April and June 2007.

(5)
Mrs. Ermi resigned from the Company effective June 2, 2006. Pursuant to the terms of her settlement agreement and release, she received three months of monthly base salary of $14,583 and monthly executive car allowance of $500 and two months of COBRA as severance.

(6)	Refer to Notes 1 and 12 of the Notes to Consolidated Financial Statements for a further discussion of the Company’s share-based awards.
(7)	See All Other Compensation chart below for amounts, which include perquisites and the Company matches on employee contributions to the Company’s 401(k) plan:

Name	Automobile Allowance	Life Insurance Policy Premiums	Severance Paid/Accrued Severance	Company 401(k) Match

Raymond Huger	$14,000	$11,462	$472,298	$6,150

Richard Sawchak	$6,000	$957	--	--

Peter LaMontagne	$8,000	$1,857	--	$3,664

Harry Kaneshiro	$12,000	$10,410	--	$6,150

Thomas Kristofco	$6,000	--	--	$2,621

Frank Jakovac	$4,000	--	$85,385/$315,000	--

Lori Ermi	$2,500	$280	$47,140	$2,794

(8)	The amount in the “Salary”, “Bonus” and “All Other Compensation” columns of the Summary Compensation Table above is reported at accrual basis.

The following table contains information regarding options granted during the year ended December 31, 2006 to the Company’s named executive officers.

GRANT OF PLAN-BASED AWARDS

		All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Number of Shares of Stock or Units(1) (#)	Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards ($)

Raymond Huger	--	--	--	--

Richard Sawchak	--	--	--	--

Peter LaMontagne	5/15/06	--	500,000	$2.50	$705,987

Harry Kaneshiro	--	--	--	--

Thomas Kristofco	8/16/06	233,333	--	$1.60	$373,333

Frank Jakovac	--	--	--	--

Lori Ermi	--	--	--	--

________________

(1)
Refer to Notes 1 and 12 of the Notes to Consolidated Financial Statements for the year ended 2006 contained in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2006, for a further discussion of the Company’s share-based awards.

The following table contains information regarding unexercised options for each named executive officer outstanding as of December 31, 2006. There are 500,000 stock options that have not vested related to equity incentive plan awards for named executive officers outstanding as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards
	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
	(#)	(#)	($)	($)
Name	Exercisable	Unexercisable

Raymond Huger	--	--	--	--

Richard Sawchak	200,000	--	$1.70	12/14/2015

Peter LaMontagne	--	500,000	$2.50	5/15/2016

Harry Kaneshiro	100,000	--	$1.70	12/14/2015

Thomas Kristofco	--	--	--	--

Frank Jakovac(2)	800,000	--	$1.70	12/14/2015

________________

(1)	These options were granted on December 15, 2005 and vested immediately.

(2)	Mr. Jakovac resigned from the Company effective April 28, 2006 and the options granted to him expired on April 28, 2007.

The following table contains information regarding vesting of stock during December 31, 2006 for each of the named executive officers on an aggregated basis. None of the 2006 option awards for the named executive officers are vested during the fiscal year ended December 31, 2006.

OPTION EXERCISES AND STOCK VESTED

Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)

Raymond Huger	--	--

Richard Sawchak	--	--

Peter LaMontagne	--	--

Harry Kaneshiro	--	--

Thomas Kristofco	233,333	$373,333

Frank Jakovac	--	--

Lori Ermi	--	--

Compensation Of Directors

The following table shows all the fees earned or cash paid by the Company during the fiscal year ended December 31, 2006 to the Company’s non-employee directors. No option and restricted stock awards, long-term incentive plan payouts or other types of payments, other than the amount identified in the chart below, were paid to these directors during the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Total ($)

Francis X. Ryan	$45,094	$45,094

John A. Moore	$39,500	$39,500

Edwin Mac Avery	$38,339	$38,339

For the fiscal year ended December 31, 2006, non-employee directors received an annual fee of $15,000 that is paid quarterly, a fee of $1,500 per meeting and received reimbursement for out-of-pocket expenses incurred for attendance at meetings of the Board of Directors. Board members who are members of the audit and compensation committee received $1,000 and $1,500, respectively, and receive reimbursement for out-of-pocket expenses incurred for attendance at meetings of the Committees of the Board of Directors. Chairpersons of the audit and compensation committee received an additional annual fee of $10,000 that is paid quarterly.

Other than Messrs. Ryan and Moore (as described above), none of the Company’s directors or executive officers is a director of any company that files reports with the SEC. None of the Company’s directors have been involved in any bankruptcy or criminal proceeding (excluding traffic and other minor offenses), nor has been enjoined from engaging in any business.

The Company’s directors hold office until their successors are elected. Paradigm’s officers are appointed by the Board of Directors and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

Certain Relationships And Related Transactions, And Director Independence

Paradigm Solutions International (“PSI”) acquired Blair on October 14, 2005. Blair’s facility, located at 3375 Lynnwood Drive, Altoona, Pennsylvania, was owned by two of the former Blair principals, Messrs. Thomas Kristofco and Stephen Fochler. The facility consists of 4,000 square feet and was leased to Blair at a rate of $4,500 per month. On January 16, 2006, Messrs. Kristofco and Fochler sold their interests in the facility to an independent third party. The square footage and monthly rent was not affected. In December 2006, Blair, which was classified as part of the discontinued operations at December 31, 2006, moved to a new facility owned by an independent third party.

On February 23, 2007, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among the Company, PSI, a Maryland corporation and wholly-owned subsidiary of the Company, and Mr. Raymond Huger, the Company’s Chairman of the Board of Directors, Co-founder and former Chief Executive Officer (“Mr. Huger”). Pursuant to the terms and conditions set forth in the Stock Purchase Agreement, Mr. Huger purchased from the Company all of the outstanding capital stock of PSI in consideration of $1,580,000.00 payable in 1,775,281 shares of common stock of the Company based on the closing price per share of the Company’s common stock as of February 28, 2007. This transaction resulted in a gain of approximately $0.1 million on disposal in the first quarter of 2007, net of taxes. On March 1, 2007, the Company issued a press release with respect to the successful consummation of the transactions set forth in the Stock Purchase Agreement among the Company, PSI and Mr. Huger. Mr. Huger is and remained as the prime shareholder of the Company before and after the transaction described above. Mr. Huger owns 55.7% of total issued and outstanding shares of common stock following the consummation of the transaction. Pursuant to the terms and conditions set forth in that certain Voting Agreement, dated February 23, 2007, by and between the Company and Ray Huger, Mr. Huger appointed the Company as Mr. Huger’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent the number of shares which limits Mr. Huger’s remaining voting to a maximum of 49%.

Transfer Agent

Transfer Agent and Registrar. The Company’s transfer agent is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive, Suite 430, Denver, Colorado  80209. Its telephone number is (303) 282-4800.

Anti-Takeover Effects Of Provisions Of The Articles of Incorporation

Authorized And Unissued Stock. Authorized but unissued shares of common stock and preferred stock would be available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires at that time. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors at that time to issue shares to persons friendly to current management, which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company’s management.

Additional Information

Incorporation by Reference. Certain financial and other information required pursuant to Item 13 of the Proxy Rules is incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2007, which are being delivered to the shareholders with this information statement.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

(a) No officer or director of the Company has any substantial interest in the matters to be acted upon, other than his role as an officer or director of the Company.

(b) No director of the Company has informed the Company that he intends to oppose the proposed actions to be taken by the Company set forth in this information statement.

PROPOSALS BY SECURITY HOLDERS

No security holder has requested the Company to include any proposals in this Information Statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders. The Company shall deliver promptly upon written or oral request a separate copy of the information statement to a security holder at a shared address to which a single copy of the documents was delivered. A security holder can notify the Company that the security holder wishes to receive a separate copy of the information statement by sending a written request to the Company at 9715 Key West Drive, Third Floor, Rockville, Maryland  20850; or by calling the Company at (301) 468-1200, and requesting a copy of the Information Statement. A security holder may utilize the same address and telephone number to request either separate copies or a single copy for a single address for all future information statements and annual reports.

By Order of the Board of Directors

/s/ Peter B. LaMontagne
Peter B. LaMontagne
President, Chief Executive Officer,
Rockville, Maryland	Chief Operating Officer and Director
June 26, 2007